Exhibit 21

Subsidiaries of Registrant

1.	KT Services, Inc. 100% owned subsidiary Incorporated in the State of Washington	2.	Key Tronic Juarez, SA de CV 100% owned subsidiary Incorporated in Mexico

3.	Key Tronic China LTD 100% owned subsidiary Incorporated in the State of Washington	4.	Key Tronic Computer Peripherals (Shanghai) Co. LTD 100% owned subsidiary Incorporated in Republic of China

5.	Key Tronic Reynosa, S.A. de CV* 100% owned subsidiary Incorporated in Mexico

*	This particular subsidiary ceased its operations during fiscal year 2011.